Exhibit 99.1

Hill-Rom Announces the Appointment of Kay Napier to the Board
and the Resignation of Patrick Ryan

BATESVILLE, Ind., July 20, 2009 /PRNewswire-FirstCall/ — Hill-Rom Holdings, Inc. (NYSE: HRC), today announced the appointment of Kay Napier to its Board of Directors. Napier, a past senior executive at The Procter & Gamble Company (P&G) and McDonald’s Corporation, was elected to join the Hill-Rom Board of Directors. Patrick Ryan, who has been a Board Member for Hill-Rom since 2007, resigned from the Board today.

“Kay brings a long-established track record of marketing and general management expertise to the Board,” said Rolf A. Classon, chairman of the Board of Directors for Hill-Rom. “We are pleased to add her talents and tremendous experience to our Board. At the same time, we are sorry to lose the services of Pat Ryan, who brought to the board deep health care and leadership experience.”

Napier was instrumental in reaching health care and women’s markets in the promotion of products at Procter & Gamble and McDonald’s Corp. She rose from assistant brand manager to vice president and general manager of Procter & Gamble’s then $800 million North American pharmaceutical business, where she launched the osteoporosis drug Actonel. Then, as senior vice president of marketing at McDonalds in 2002, she led the development and execution of the company’s strategy to reinvigorate its business with women and families with launches of McDonald’s Premium Salads and other balanced lifestyle offerings. Napier now serves as a Director on the Board of the Alberto Culver Company, the Board of Exact Sciences and the Board of Catholic Health Care Partners. She holds an MBA from Xavier University and a BA from Georgetown University.

“As health care across the full continuum of care continues to be more consumer driven, Kay will provide outstanding counsel to the Board and management in the pursuit of Hill-Rom’s strategy,” commented Peter H. Soderberg, president and Chief Executive Officer for Hill-Rom.

ABOUT HILL-ROM

Hill-Rom is a leading worldwide manufacturer and provider of medical technologies and related services for the health care industry, including patient support systems, safe mobility and handling solutions, non-invasive therapeutic products for a variety of acute and chronic medical conditions, medical equipment rentals and information technology solutions. Hill-Rom’s comprehensive product and service offerings are used by health care providers across the health care continuum and around the world in hospitals, extended care facilities and home care settings to enhance the safety and quality of patient care.

Hill-Rom...enhancing outcomes for patients and their caregivers.

www.hill-rom.com